SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                       Date of Report:  April 23, 1998



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated April 22, 1998:

           MEDIMMUNE POSTS RECORD FIRST QUARTER SALES AND EARNINGS

Gaithersburg, MD, April 22, 1998 -- MedImmune, Inc. (Nasdaq:MEDI) today reported net income for the quarter ended March 31, 1998 of $13.2 million or $0.44 per share on a diluted basis compared to a net loss of $14.3 million or $0.65 per share on a diluted basis for the same period in 1997. Total revenues for the quarter increased nearly six-fold to $59.3 million from $10.1 million in first quarter 1997. In first quarter 1998, sales of RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)) increased more than six-fold to $32.1 million from $5.2 million in first quarter 1997 and sales of CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human)) in the quarter more than doubled to $10.8 million from $5.0 million in first quarter 1997.

"The Company is very pleased with the sales performance of our two marketed products," commented Wayne T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer. "The 523 percent increase in RespiGam sales reflects strong demand for the product and our success in increasing product supply over the last year to meet this demand. We are gratified by the contribution RespiGam is making in the fight to prevent serious RSV disease in high risk infants."

Dr. Hockmeyer added that "the recent increase in the demand for CytoGam reflects both the impact of recent marketing initiatives as well as product substitution resulting from the current shortage of non-specific intravenous immune globulin products."

For the quarter ended March 31, 1998, total revenues of $59.3 million included other revenues of $16.4 million compared with a negligible amount of other revenues during first quarter 1997. Other revenues in first quarter 1998 consisted primarily of a $15.0 million payment from SmithKline Beecham (NYSE:SBH) associated with initiation of an alliance announced in December 1997 relating to MedImmune's HPV vaccine candidates. The financial results for the first quarter 1998 do not include a provision for income taxes because of the existence of $159 million in net operating loss carry forwards.

Research and development expenses decreased to $5.7 million in first quarter 1998 from $13.4 million in first quarter 1997 primarily reflecting the completion in third quarter 1997 of a Phase 3 clinical trial evaluating Synagis (palivizumab). Selling, general and administrative expenses increased to $12.9 million in first quarter 1998 from $6.1 million in first quarter 1997 primarily attributed to increased co-promotion payments to American Home Products (NYSE:AHP) due to higher RespiGam sales. Other operating expenses increased to $5.8 million in first quarter 1998 from $0.3 million in first quarter 1997. The increase was attributed to manufacturing start-up costs associated with the validation and licensure of MedImmune's new manufacturing facilities as well as payments to certain third parties working with the Company to provide additional production capacity for Synagis. MedImmune expects further manufacturing start-up charges will be incurred throughout 1998 and 1999.

Cash and marketable securities at March 31, 1997 were $133.7 million reflecting: (1) the private placement during the quarter of 1.7 million shares of common stock resulting in net proceeds to the Company of $66.3 million; (2) completion during the quarter of the sale of 83,410 shares of common stock to SmithKline Beecham in connection with the companies' HPV vaccine alliance for net proceeds to the Company of $5.0 million; and (3) positive cash flow from operations.

CytoGam is an intravenous immune globulin enriched in antibodies against cytomegalovirus (CMV) and is marketed by MedImmune in the United States for the attenuation of primary CMV disease in donor-positive / recipient-negative kidney transplant patients (please see full prescribing information).

RespiGam is an intravenous immune globulin enriched in antibodies against respiratory syncytial virus (RSV) and is marketed by MedImmune in the United States for the prevention of serious lower respiratory tract infection caused by RSV in children under 24 months of age with BPD or a history of premature birth (i.e., less than or equal to 35 weeks gestation). RespiGam is the first product demonstrated to be safe and effective in reducing the incidence and duration of RSV hospitalization and severity of RSV illness in these high-risk infants (please see full prescribing information). RSV is the most common cause of pneumonia and bronchiolitis in infants and children.

Synagis is a humanized monoclonal antibody which binds to a protein on the surface of RSV. A Phase 3 clinical trial evaluating Synagis as a potential agent to prevent serious RSV disease in high-risk infants has been completed and a Biologic License Application including these data was submitted to the FDA in December, 1997.

MedImmune is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. RespiGam and CytoGam are manufactured by Massachusetts Biologic Laboratories. MedImmune markets two products through its hospital-based sales force and has five new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune cannot predict the extent or duration of the intravenous immune globulin supply shortage. No assurances can be given that the Company will receive clearance by the FDA to market Synagis, or, if such clearance is received, that it will be received in a timely manner.
MedImmune also cautions that RSV disease occurs primarily during the winter months; the Company believes its operating results will reflect that seasonality for the foreseeable future.


                                Table Follows

MedImmune, Inc.
Selected Financial Information
(in thousands, except per share data)

Condensed Statements of Operations (Unaudited)
------------------------------------------------------------------

                                          Three Months Ended March 31,
                                          ---------------------------
                                              1998           1997*
                                            --------       --------
Revenues:
  Product sales                           $    42,893    $    10,131
  Other                                        16,445              7
                                            --------       --------
                                               59,338         10,138
                                            --------       --------

Costs and expenses:
  Cost of sales                                22,275          5,215
  Research and development                      5,668         13,368
  Selling, administrative and general          12,926          6,147
  Other operating expenses                      5,802            289
                                            --------       --------
                                               46,671         25,019
                                            --------       --------
Interest income, net                              538            559
                                            --------       --------

Net earnings (loss)                       $    13,205    $   (14,322)
                                            ========       ========

Basic earnings (loss) per share           $      0.51    $     (0.65)
                                            ========       ========

Shares used in computing
  basic earnings (loss) per share              25,944         21,874
                                            ========       ========

Diluted earnings (loss) per share         $      0.44    $     (0.65)
                                            ========       ========

Shares used in computing
  diluted earnings (loss) per share            31,577         21,874
                                            ========       ========

* Certain amounts have been reclassified to conform with the current year presentation





Condensed Balance Sheets
------------------------------------------------------------------

                                              March 31,   December 31,
                                                   1998           1997
                                            --------       --------
                                              unaudited
Assets:
  Cash and marketable securities          $   133,683    $    50,326
  Trade and contract receivables, net          21,123         18,300
  Inventory, net                               31,448         31,303
  Property and equipment, net                  66,286         65,254
  Other assets                                  5,862          5,153
                                            --------       --------
                                          $   258,402    $   170,336
                                            ========       ========

Liabilities and shareholders' equity:
  Accounts payable                        $     5,501    $     4,535
  Accured expenses                             28,551         27,682
  Long term debt                               87,133         87,649
  Other liabilities                             9,700          9,934
  Shareholders' equity                        127,517         40,536
                                            --------       --------
                                          $   258,402    $   170,336
                                            ========       ========

Common shares outstanding                      26,509         24,445
                                            ========       ========








(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            April 23, 1998